Certificate of Designations,

Voting Powers, Preferences, Limitations,

Restrictions, and Relative Rights of

Series AA 7% Cumulative Convertible

Preferred Stock, $0.10 Par Value

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Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

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Florida Gaming Corporation, a Delaware corporation (the "Corporation"), does hereby certify that the following resolution has been duly adopted by the Board of Directors of the Corporation (the "Board"):

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board by the provisions of the Certificate of Incorporation (the "Certificate of Incorporation") of the Corporation, there hereby is created a new series of Preferred Stock, $0.10 par value, which series shall have the following designations, powers, preferences, rights, qualifications, limitations and restrictions (in addition to the designations, powers, preferences, rights, qualifications, limitations and restrictions set forth in the Certificate of Incorporation which are applicable to the Preferred Stock).

1.	Designation: Number of Shares.

The designation of said series of Preferred Stock shall be Series AA 7% Cumulative Convertible Preferred Stock (the "Series AA Preferred Stock"). The number of shares of Series AA Preferred Stock shall be 5,000. Each share of Series AA Preferred Stock shall have a stated value (the "Stated Value") equal to $1,000 (as adjusted for any stock dividends, combinations or splits with respect to such shares). The Series AA Preferred Stock shall be equal in rank to the Class A Convertible Preferred Stock, the Series B Convertible Preferred Stock, the Series E 8% Cumulative convertible Preferred Stock ("Series E Preferred Stock"), and the Series F 8% Cumulative Convertible Preferred Stock ("Series F Preferred Stock") in all respects.

2.	Dividends.

(a)         The holders of outstanding shares of Series AA Preferred Stock shall be entitled to receive preferential dividends in cash, out of any funds of the Corporation legally available at the time of dividends, before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Common Stock or other class of stock which does not expressly provide that it ranks senior in preference or priority to or on parity with the Series AA Preferred Stock (the Common Stock and such junior stock being hereinafter collectively the "Junior Stock") at the greater of (i) the rate of 7% per annum on the Stated Value per share plus any accrued and unpaid dividends that are payable (“Regular Dividends”) and (ii) the amount of any dividend paid or payable on any Junior Stock (on an as-converted basis), payable quarterly on the last day of a fiscal quarter, commencing June 30, 2007. Regular Dividends will accrue and accumulate whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of Regular Dividends and whether or not Regular Dividends are declared.

(b)        The dividends on the Series AA Preferred Stock at the rate provided above shall be cumulative whether or not earned, so that if at any time full cumulative dividends at the rate aforesaid on all shares of the Series AA Preferred Stock then outstanding from the date from and after which dividends thereon are cumulative to the end of the quarterly dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series AA Preferred Stock for the then current dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment before any sum shall be set apart for or applied by the Corporation or a subsidiary of the Corporation to the purchase, redemption or other acquisition of the Series AA Preferred Stock or any shares of any other class of stock ranking on a parity with the Series AA Preferred Stock ("Parity Stock") and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of Junior Stock.

(c)         Dividends on all shares of the Series AA Preferred Stock shall begin to accrue and be cumulative from and after the date of issuance thereof (the "Dividend Commencement Date"). A dividend period shall be deemed to commence on the day following a quarterly dividend payment date herein specified and to end on the next succeeding quarterly dividend payment date herein specified.

(d)        Unless all accrued and unpaid dividends for all past Dividend Periods on outstanding shares of Series AA Preferred Stock have been declared and paid or set aside for payment in full, the Corporation shall not redeem or purchase less than all of the outstanding shares of Series AA Preferred Stock, except through an offer made on the same terms to all holders of at least a majority of all shares of Series AA Preferred Stock at the time of standing voting in person or by proxy at an annual meeting of the Corporation's stockholders or at a special meeting called for such purpose, or by the execution of a written consent by the record holders of a majority of the outstanding shares of Series AA Preferred Stock.

3.	Voting.

Except as otherwise provided in Section 2(d) the holders of shares of Series AA Preferred Stock shall not be entitled to vote for the election of directors or on any other matters except as otherwise provided by law.

4.	Liquidation Rights.

(a)         Upon the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the holders of the Series AA Preferred Stock shall be entitled to receive, before any payment or distribution shall be made on the Junior Stock, out of the assets of the Corporation available for distribution to stockholders, an amount in cash per share equal to the greater of (i) the Stated Value per share of Series AA Preferred Stock and all accrued and unpaid dividends to and including the date of payment thereof and (ii) the amount the holders of Series AA Preferred Stock would have received upon dissolution, liquidation or winding up of the Corporation had such holders converted their shares of Series AA Preferred Stock into shares of Common Stock. After the payment to the holders of the shares of Series AA Preferred Stock of the full preferential amounts provided for in this Section 4, the holders of the shares of Series AA Preferred Stock shall have no other right or claim to, and shall not be entitled to participate further in any distribution of the assets of the Corporation. If the assets of the Corporation available for distribution to the holders of the Series AA Preferred Stock shall be insufficient to permit payment in full of the amounts payable as aforesaid to the holders of Series AA Preferred Stock upon such liquidation, dissolution or winding-up, whether voluntary or involuntary, then all such assets of the Corporation shall be distributed, to the exclusion of the holders of shares of Junior Stock, ratably among the holders of the Series AA Preferred Stock and any other stock of equal ranking.

(b)        The (i) merger or consolidation of the Corporation with or into any other corporation or corporations and the sale or transfer by the Corporation of all or substantially all of its assets (but only in each instance if W. Bennett Collett does not remain as the chief executive officer of the Corporation following such transaction) and (ii) any Change of Control of the Corporation, shall be deemed to be a liquidation, dissolution or winding-up of the Corporation for the purposes of this Section 4. Holders of the Series AA Preferred Stock shall be entitled, upon the liquidation, dissolution or winding-up of the Corporation, to receive any amounts with respect to such stock as referred to in this Section 4.

5.	Conversion into Common Stock.

Shares of Series AA Preferred Stock shall have the following conversion rights and obligations:

(a)         Subject to the further provisions of this Section 5, each holder of shares of Series AA Preferred Stock shall have the right during the period beginning on the date of issuance of the Series AA Preferred Stock (the "Conversion Period") to convert some or all such shares into fully paid and non-assessable shares of Common Stock of the Corporation (as defined in Section 5(h) below) determined in accordance with paragraph 5(b) below.

(b)        Each share of Series AA Preferred Stock shall be converted into a number of shares of Common Stock equal to 40.00, which is the Stated Value of each share of Series AA Preferred Stock divided by a designated rate of $25 per share of Common Stock (the "Conversion Stock"). The number of shares of Conversion Stock into which each share of Series AA Preferred Stock shall be converted shall be proportionately adjusted for any increase or decrease in the number of shares of Common Stock or Series AA Preferred Stock, as the case may be, outstanding arising from any division or consolidation of shares, stock dividend, reverse stock split, or other similar increase or decrease in the number of shares of Common Stock or Series AA Preferred Stock, as the case may be, outstanding without receipt of consideration by the Corporation. Within five business days of the effective date of any conversion of a share of Series AA Preferred Stock into Common Stock, the Corporation shall pay the holder of such converted share of Series AA Preferred stock all accrued but unpaid dividends through the conversion date on such share.

(c)         (i)         The holder of any certificate for shares of Series AA Preferred Stock desiring to convert any of such shares shall surrender such certificate, at the principal office of any transfer agent for said stock (the "Transfer Agent"), with a written notice (the "Notice of Conversion") of such election to convert such shares into Common Stock duly filled out and executed, and if necessary under the circumstances of such conversion, with such certificate properly endorsed for, or accompanied by duly executed instruments of, transfer (and such other transfer papers as said Transfer Agent may reasonably require). The holder of the shares so surrendered for conversion shall be entitled to receive within three (3) business days of the Notice of Conversion (except as otherwise provided herein) a certificate or certificates, which shall be expressed to be fully paid and non-assessable, for the number of shares of Common Stock to which such stockholder shall be entitled upon such conversion, registered in the name of such holder or in such other name or names as such stockholder in writing may specify (provided, that the Corporation shall not be required to issue the Common Stock in any name other than the holder of the Series AA Preferred Stock unless an exemption from registration for the transfer of such shares is available under the Securities Act of 1933 and any applicable state securities laws). In the case of any Series AA Preferred Stock which is converted in part only, the holder of shares of Series AA Preferred Stock shall upon delivery of the certificate or certificates representing Common Stock also receive a new share certificate representing the unconverted portion of the shares of Series AA Preferred Stock. Nothing herein shall be construed to give any holder of shares of Series AA Preferred Stock surrendering the same for conversion the right to receive any additional shares of Common Stock or other property which results from an adjustment in conversion rights under the provisions of subparagraph (f) of this Section 5 until holders of Common Stock are entitled to receive the shares or other property giving rise to the adjustment.

(ii)         In the case of the exercise of the conversion rights set forth in Section 5(a), the conversion privilege shall be deemed to have been exercised, and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued, upon the date of receipt by such Transfer Agent for conversion of the certificate for such shares of Series AA Preferred Stock. The person or entity entitled to receive Common Stock issuable upon such conversion shall on the date such conversion privilege is deemed to have been exercised and thereafter be treated for all purposes as the record holder of such Common Stock and shall on the same date cease to be treated for any purpose as the record holder of such shares of Series AA Preferred Stock so converted.

(iii)       Notwithstanding the foregoing, if the stock transfer books are closed on the date such shares are received by the Transfer Agent, the conversion privilege shall be deemed to have been exercised, and the person or entity shall be treated as a record holder of shares of Common Stock, on the next succeeding date on which the transfer books are open. The Corporation shall not be required to deliver certificates for shares of its Common Stock or new certificates for unconverted shares of its Series AA Preferred Stock while the stock transfer books for such respective classes of stock are duly closed for any purpose, but the right of surrendering shares of Series AA Preferred Stock for conversion shall not be suspended during any period that the stock transfer books of either of such classes of stock are closed.

(iv)       Upon the conversion of any shares of Series AA Preferred Stock, no adjustment or payment shall be made with respect to such converted shares on account of any dividend thereafter on shares of such stock or on account of any dividend on the Common Stock, except that the holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

(v)         If the Corporation shall at any time be liquidated, dissolved or wound-up, the conversion privilege shall terminate at the close of business on the last business day next preceding the effective date of such liquidation, dissolution or winding up.

(vi)       The Corporation shall not be required, in connection with any conversion of Series AA Preferred Stock, to issue a fractional shares of its common Stock nor to deliver any stock certificate representing a fraction thereof, but in lieu thereof the Corporation may make a cash payment equal to such fraction multiplied by $25.00.

(d)        (i)          In case of any consolidation or merger of the Corporation with or into any other corporation (other than a merger or consolidation in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion or change of the outstanding shares of Common Stock), then lawful provision shall be made so that holders of Series AA Preferred Stock shall thereafter have the right to convert each share of Series AA Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such consolidation or merger by a holder of the number of shares of Common Stock into which such shares of Series AA Preferred Stock might have been converted immediately before such consolidation or merger. The foregoing provisions of this Section 5(d) shall similarly apply to successive consolidations and mergers.

(ii)         In case of any sale or conveyance to another person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated, lawful provision shall be made so that the holders of Series AA Preferred Stock shall thereafter have the right to convert each share of the Series AA Preferred Stock into the kind and amount of shares of stock or other securities or cash or property that shall be issuable, distributable, payable or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately before such conveyance.

(iii)       In case of any issuance of Equity Securities of the Corporation after the date hereof (other than (a) issuances to employees of the Company or any of its subsidiaries in connection with such person's employment arrangements, (b) registered public offerings, (c) issuances directly related to any business combination, recapitalization or acquisition transaction involving the Company or any of its subsidiaries and (d) issuances directly related to any joint venture, strategic partnership or alliance, in each case to the extent approved by the Board) at a purchase price (including any implied purchase price based upon conversion into Common Stock) less than the applicable conversion price of the Series AA Preferred Stock, the number of shares of Conversion Stock into which each share of Series AA Preferred Stock may be converted shall be adjusted downward to a conversion price calculated by multiplying the conversion price immediately prior to such issuance by a fraction, the numerator of which equals the sum of (i) the conversion price prior to such issuance multiplied by the number of shares of Common Stock of the Corporation that are outstanding immediately prior to such issuance (on a fully diluted basis) plus (ii) the aggregate consideration received (or receivable upon conversion into Common Stock) by the Corporation with respect to such issuance and the denominator of which equals (x) the number of shares of Common Stock of the Corporation that are outstanding immediately after such issuance (on a fully diluted basis) multiplied by the conversion price of the Series AA Preferred immediate prior to such issuance.

(e)         Whenever the number of shares to be issued upon conversion of the Series AA Preferred Stock is required to be adjusted as provided in this Section 5, the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall be forthwith be filed with the Transfer Agent for the Series AA Preferred Stock and the Common Stock; and the Corporation shall mail to each holder of record of Series AA Preferred Stock notice of such adjusted conversion price.

(f)	In case at any time the Corporation shall propose:

(i)          to pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the holders of its Common Stock, Class A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, or Series E Preferred Stock, other than in accordance with the terms hereof; or

(ii)         to offer for subscription to the holders of its Common Stock, Class A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, or Series E Preferred Stock, or other than in accordance with the terms thereof, any additional shares of any class or any other rights; or

(iii)       any capital reorganization or reclassification of its shares, or the consolidation or merger of the Corporation with another corporation; or

(iv)       the voluntary dissolution, liquidation or winding-up of the Corporation;

then, and in any one or more of said cases, the Corporation shall cause at least fifteen (15) days prior notice of the date on which (A) the books of the Corporation shall close, or a record be taken for such stock dividend, distribution or subscription rights, or (B) such capital reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Transfer Agent for the Series AA Preferred Stock and for the Common Stock and to the holders of record of the Series AA Preferred Stock.

(g)         So long as any shares of Series AA Preferred Stock shall remain outstanding and the holders thereof shall have the right to convert the same in accordance with provisions of this Section 5, the Corporation shall at all times reserve from the authorized and unissued shares of its Common Stock a sufficient number of shares to provide for such conversions.

(h)        The term "Common Stock" as used in this Section 5 shall mean Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed, or shares of stock of any class, other securities and/or property into which the shares of Series AA Preferred Stock shall at any time become convertible pursuant to the provisions of this Section 5.

(i)         The Corporation shall pay the amount of any and all issue taxes which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series AA Preferred Stock, but all transfer taxes that may be payable in respect of any change of ownership of Series AA Preferred Stock, or any rights represented thereby, or of stock receivable upon conversion thereof, shall be paid by the person or persons surrendering such stock for conversion.

6.	Status of Converted Stock.

In case any shares of Series AA Preferred Stock shall be converted pursuant to Section 5 hereof, or otherwise repurchased or reacquired, the shares so redeemed, converted or reacquired shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series AA Preferred Stock.

7.	Defined Terms.

"Change in Control" means a transaction involving the occurrence of (i) any merger, consolidation, stock or asset purchase, recapitalization or other business combination transaction as a result of which the stockholders of the Corporation immediately prior to such transaction in the aggregate cease to own more than 50% of the total voting power of all shares of capital stock of the Corporation that are entitled to vote generally in the election of directors of the entity surviving or resulting from such transaction (or ultimate parent thereof); (ii) any person or group, together with any affiliates thereof, has, directly or indirectly, become the beneficial owner of more than 50% of the total voting power of all shares of capital stock of the Corporation that are entitled to vote generally in the election of directors; (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors of the Corporation (together with any new directors whose election by such board or whose nomination for election by the stockholders of the Corporation was approved by a vote of a majority of the directors of the Corporation then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death) to constitute a majority of the board then in office; (iv) the sale, lease, encumbrance, transfer or disposition, including but not limited to any spin-off or in-kind distribution (a “Divestiture”), by the Corporation or by one or more of its Subsidiaries of all or substantially all of the assets, business or securities of the Corporation (on a consolidated basis) to any person or group (other than the Corporation or its wholly-owned subsidiaries); provided that a Divestiture, the fair market value of the assets, business and securities of which is in excess of 50% of the Corporation’s market capitalization as of the consummation of the Divestiture, shall be deemed a Divestiture of all or substantially all of the assets, business or securities of the Corporation (on a consolidated basis).

“Equity Securities” means (x) any shares of capital stock of the Corporation, (y) any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire any shares of capital stock of the Corporation, and (z) capital stock or other equity securities directly or indirectly convertible into or exercisable or exchangeable for any shares of capital stock of the Corporation.

“Senior Stock” means each class or series of Equity Security of the Corporation the that rank senior in preference or priority to the Series AA Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its Chairman and Chief Executive Officer this 15th day of June, 2007.

FLORIDA GAMING CORPORATION

By:	/s/ W. Bennett Collett
W. Bennett Collett